Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley	Julie Stroh
CEO	Chief Financial Officer
(757) 626-1111 x 307	(757) 626-1111 x 301
lin.earley@watersidecapital.com	julie.stroh@watersidecapital.com

Waterside Capital Announces Earnings Release

Virginia Beach, VA – February 27, 2009 – Waterside Capital Corp. (Nasdaq: WSCC), a Small Business Investment Company (SBIC), today reported financial results for the six months ended December 31, 2008.

The company’s net decrease in stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) was $385,000 or a $0.20 loss per share for the six months ended December 31, 2008, compared to an increase of $33,000 or a $0.02 gain per share for the six months ended December 31, 2007. The December 31, 2007 numbers reported here are different than the previously reported numbers on February 14, 2008 due to an audit adjustment of $129,000 corrected in the fourth quarter of fiscal year end 2008. The per share performance was calculated using shares outstanding of 1,915,548.

In December 2008, Waterside Capital successfully exited its investment in portfolio company EPM Development Systems Corporation dba Sleepmate Technologies. The company was sold to a Danish public company, Ambu A/S. Waterside Capital realized a gain of $87,000 in December 2008, with an additional $29,000 possible gain being held in escrow, half becoming available in each of May and December 2009.

At December 31, 2008, Waterside’s loans and investments had a fair value of $19.3 million, compared with $21.6 million reported at December 31, 2007. The decrease in stockholders’ equity resulting from operations at December 31, 2008 included a one time expense of $113,000 representing financing costs related to the $16.1 million refinancing of Waterside’s SBA debentures. Operating expenses have decreased by $284,000 compared to December 31, 2007, excluding the one time expense related to the redemption of SBA debentures. Additionally, the decrease in stockholders’ equity from operations at December 31, 2008 included $312,000 of unrealized depreciation in the investment portfolio. For the six months ended December 31, 2008, the company originated new investments of $517,000 and received proceeds from the sale of investments and principal collected on notes receivable and debt securities of $1,991,000. This compared to the Company’s funding of $5.1 million in new investments for the six months ended December 31, 2007, and receiving proceeds from the sale of investments and principal collected on notes receivable and debt securities of $3.8 million. The net asset value of the common shares decreased to $3.63 per share at December 31, 2008 from the $4.97 reported at December 31 2007. The decrease in net asset value was due to the above mentioned $385,000 decrease in shareholders equity resulting from operations.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $19 million of loans and investments in 14 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Six Months Ended December 31,
	2008	2007
Statement of Operations data:

Total operating income	$983	$1,134
Interest expense	529	703
Other operating expenses	607	604

Net operating loss	(153)	(173)

Realized gain on investments	80	146

Change in unrealized appreciation (depreciation) on investments	(312)	60

Net decrease in stockholders’ equity resulting from operations	$(385)	$33

Per share data (basic):
Net operating loss	$(0.08)	$(0.09)
Net increase (decrease) in stockholders' equity resulting from operations	(0.20)	0.02

	At December 31, 2008	At December 31, 2007
Balance Sheet data:

Cash	$3,386	$3,673
Loans and investments, at fair value
Debt securities	4,631	6,528
Equity securities	11,465	9,293
Options and warrants	1,960	2,101
Notes receivable and other	1,277	3,728

Total loans and investments	19,333	21,650

Debentures payable	16,100	16,100
Stockholders’ equity	6,961	9,522

Net asset value per common share	$3.63	$4.97